UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE GEO GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 28, 2019

Dear Shareholder:

You are cordially invited to attend the 2019 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting virtually, conducted via live audio webcast on Tuesday, May 7, 2019, at 10:00 A.M. (EDT).

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This process significantly lowers the costs of printing and distributing our proxy materials. On or about March 28, 2019, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet at www.virtualshareholdermeeting.com/GEO2019, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting virtually at the meeting should you decide to attend. If you wish to participate in the meeting, please refer to page 52 for additional guidelines.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 7, 2019

March 28, 2019

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Tuesday, May 7, 2019, at 10:00 A.M. (EDT). The meeting will be held virtually, conducted via live audio webcast for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2019;

(3)	To hold an advisory vote to approve named executive officer compensation; and

(4)	To vote on the shareholder proposal set forth in the proxy statement, if properly presented before the meeting.

Only shareholders of GEO’s common stock of record at the close of business on February 26, 2019, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted upon at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are also set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON TUESDAY, MAY 7, 2019.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 28, 2019

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the annual meeting of shareholders on May 7, 2019, at 10:00 A.M., Eastern Daylight Time. This year’s annual meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GEO2019. Please note that the proxy card provides a means to withhold authority to vote for any individual director nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2019;

“FOR” the advisory approval of the resolution on named executive officer compensation; and

“AGAINST” the shareholder proposal regarding an annual Human Rights Report, if properly presented before the meeting.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2019 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal are not considered a routine matter. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal.

This proxy statement, the notice of annual meeting, the proxy card and our 2018 annual report will be mailed or made accessible via the Internet on or about March 28, 2019.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on February 26, 2019, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On February 26, 2019, GEO had 120,727,325 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval.    The shareholder proposal will be approved if the number of votes cast in favor of approval exceeds the number cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Tuesday, May 7, 2019. The Proxy Statement and

2018 Annual Report to Shareholders are available at www.proxyvote.com.

1.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 23, 2019 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by participating in the meeting and voting the shares electronically.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s board of directors is currently comprised of seven (7) members. All of the nominees are presently directors of GEO. Except for Messrs. Kernan and Van Hauwermeiren who were appointed to GEO’s board of directors subsequent to GEO’s 2018 annual meeting, all nominees were elected by the shareholders at GEO’s 2018 annual meeting.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Anne N. Foreman	71	2002	Director
Richard H. Glanton	72	1998	Director
Scott Kernan	58	2018	Director
Guido Van Hauwermeiren	57	2018	Director
Christopher C. Wheeler	72	2010	Director
Julie Myers Wood	49	2014	Director
George C. Zoley	69	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

Director Nominees

Anne N. Foreman — Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust, a trust created for the purpose of resolving asbestos related bodily injury liabilities. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to this appointment, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and the London office of Boodle Hatfield, Co. from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, cum laude, from American University in Washington, D.C. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. Ms. Foreman has served on the board of directors of Ultra Electronics Defense, Inc. (UEDI), a US holding company owned by the publicly-traded UK corporation, Ultra Electronics, Plc., a specialist electrical and electronics engineering company.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Richard H. Glanton — Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is the Founder and has served as Chairman, and Chief Executive Officer of Electedface Inc., a website that connects voters to the elected and appointed officials who represent them in political districts where they serve. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003, he was a Partner at Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). From 1990 to 1998, he served as President of the Barnes Foundation in Merion, Pennsylvania, a foundation established to promote education and the appreciation of fine arts and horticulture. Mr. Glanton is a member of the board of directors and Chairman of the Compensation Committee of Mistras Group, Inc., a publicly traded company providing technology-enabled asset protection solutions used to evaluate the structural integrity of energy, industrial and public infrastructure. Mr. Glanton served as a director of Aqua America, Inc., the second-largest publicly traded water utility based in the U.S., from 1995 to 2018, including as Lead Independent Director and a member of the Executive Committee. He received his bachelor’s degree in English from the University of West Georgia in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia. On July 13, 2017, Mr. Glanton filed for personal bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. Mr. Glanton filed a proposed reorganization plan on December 5, 2017. On March 8, 2018, Mr. Glanton filed a motion for the voluntary dismissal of the bankruptcy case and an order granting such motion was entered on April 27, 2018.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the board of directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

Scott Kernan — Mr. Kernan has served as a director of GEO since September 2018. Mr. Kernan served as the Agency Secretary of the California Department of Corrections and Rehabilitation (“CDCR”) from January 2016 until August 2018. Prior to that time, Mr. Kernan was appointed the Undersecretary of Operations of CDCR beginning in September 2008 and served in that position until retiring in October 2011. In March of 2015, Mr. Kernan returned to the Undersecretary position from his retirement at the request of California Governor Jerry Brown and worked in that capacity until January 2016. From October 2011 until March 2015, Mr. Kernan owned his own independent consulting firm that specialized in corrections and criminal justice. From March 2007 to September 2008, Mr. Kernan served as the Chief Deputy Secretary of Adult Operations of CDCR. Prior to that time, Mr. Kernan served as the Deputy Director of the Division of Adult Institutions of CDCR from May 2006 to March 2007. From November 2004 to May 2006, Mr. Kernan served as the Warden of the California State Prison, Sacramento, a Level IV maximum-security institution. From October 2003 to November 2004, Mr. Kernan served as the Warden of the Mule Creek State Prison, a Level III/IV institution. From March 1983 to October 2003, Mr. Kernan held various correctional positions with CDCR.

Mr. Kernan’s brings invaluable expertise with the California Department of Corrections and Rehabilitation. His industry knowledge and experience will strengthen the board of director’s collective knowledge, capabilities and experience.

Guido Van Hauwermeiren — Mr. Van Hauwermeiren has served as a director of GEO since July 2018. Mr. Van Hauwermeiren is currently the Head of Coverage and Investment Banking – Americas for Societe Generale after joining in 2014. Prior to joining Societe Generale, Mr. Van Hauwermeiren served as the Head of Internal Coverage of BNP Paribas from 2006 to 2014 and a member of the Executive Board of BNP Paribas CIB Paris. Mr. Van Hauwermeiren was Co-Head of Emerging Markets and a member of the International Retail Management Committee of BNP Paribas from 2007 to 2009 and Head of Eurasia – North Africa Region and a member of the Executive Committee at the Cetelem consumer finance division of BNP Paribas from 2006 to 2007. Previously, Mr. Van Hauwermeiren worked for Credit Lyonnais and Calyon Americas from 1992 to 2006 during which time he led coverage teams with responsibility for the United Kingdom, Ireland, Milan, Mexico and Central America, the Midwest/Chicago region of the United States, and Western Europe, Israel and South Africa. Prior to that time, Mr. Van Hauwermeiren worked for Banco Provincial Saica Saca in Venezuela from 1987 to 1991 as Head of Coverage for large multinationals. Mr. Van Hauwermeiren earned a Bachelor of Science degree in Economics at Spring Hill College in Mobile, Alabama and a Master of Business Administration from the Instituto de Estudios Superiores de Administracion (IESA) in Caracas, Venezuela.

Mr. Van Hauwermeiren brings extensive global investment banking experience to the board of directors. His global investment banking experience will strengthen the board of director’s collective knowledge, capabilities and experience.

Christopher C. Wheeler — Mr. Wheeler has served as a director of GEO since 2010. Mr. Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Regional Hospital and BRRH Corporation, the parent organization for Boca Raton Regional Hospital. He is a former member of the Board of Directors of Pine Crest Preparatory School, the Board of Directors of Ronald McDonald House Charities of South Florida, and the Board of Directors of the Florida Atlantic University Foundation. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood has served as a director of GEO since 2014. She is currently the Chief Executive Officer of Guidepost Solutions LLC (“Guidepost”), a company specializing in monitoring, compliance, international investigations and risk management solutions, after joining the organization in 2012 as president of its Compliance, Federal Practice and Software Solutions division. Prior to joining Guidepost Solutions, Ms. Wood was the former founder and president of ICS Consulting, LLC, a firm specializing in compliance, risk assessments, immigration and customs investigations from November 2008 until September 2012 when it was acquired by Guidepost. Ms. Wood regularly conducts government contracting, immigration and anti-corruption due diligence risk assessments, develops cross-functional compliance monitoring programs and conducts third-party regulatory audits. Ms. Wood also has significant experience as a government-appointed monitor. Prior to joining the private sector, Ms. Wood served as the Head of Immigration and Customs Enforcement (“ICE”) for the Department of Homeland Security (“DHS”) from January 2006 until November 2008 leading its largest investigative component and the second largest investigative agency in the federal government. Ms. Wood’s previous leadership positions in the federal government include Assistant Secretary for Export Enforcement at the Department of Commerce, Chief of Staff for the Criminal Division at the Department of Justice and Deputy Assistant Secretary (Money Laundering and Financial Crimes) at the Treasury Department. Ms. Wood served as an Assistant U.S. Attorney for the Eastern District of New York. Prior to government service, Ms. Wood was an associate at Mayer, Brown & Platt in Chicago, Illinois. In addition to serving as CEO, Ms. Wood sits on the Board of Directors of Guidepost Solutions LLC and its parent company, Solution Point International.

Ms. Wood brings extensive federal government, legal and management experience to the board of directors. Her experience in the private sector, including in compliance and risk assessments, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley — Mr. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, community reentry, electronic monitoring, offender rehabilitation, and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide.

Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley was born in Florina, Greece and was the recipient of the Ellis Island Medal of Honor in 2002.

As GEO’s founder, his knowledge, experience, and leadership are invaluable to the operation and development of the company. His more than 35 years with the company make him uniquely qualified to be GEO’s Chairman of the Board and Chief Executive Officer.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the seven nominees for director.

Director Emeritus

Norman A. Carlson — In connection with Mr. Carlson’s retirement from the board of directors and in recognition of Mr. Carlson’s 20 years of distinguished service, his invaluable expertise in the corrections industry and his extensive knowledge of GEO and its operations, the board of directors appointed Mr. Carlson to the position of Director Emeritus of GEO effective January 1, 2015. As Director Emeritus, Mr. Carlson will consult with GEO and the Board and may attend, but not vote at, meetings of the Board. Article VI, Section 8 of GEO’s bylaws expressly provide that the board of directors may appoint persons to serve as Director Emeritus. Mr. Carlson’s status as Director Emeritus will be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

EXECUTIVE OFFICERS OF GEO

The executive officers of GEO as of March 15, 2019 are as follows:

Name	Age	Position
George C. Zoley	69	Chairman of the Board, Chief Executive Officer and Founder
Brian R. Evans	51	Senior Vice President and Chief Financial Officer
J. David Donahue	59	Senior Vice President and President, U.S. Corrections & Detention, and International Operations
Ann M. Schlarb, Ph.D.	54	Senior Vice President and President, GEO Care
Joe Negron	57	Senior Vice President, General Counsel and Secretary
David J. Venturella	52	Senior Vice President, Business Development
Richard K. Long	55	Senior Vice President Project Development
Ronald A. Brack	57	Vice President, Chief Accounting Officer and Controller
Shayn P. March	53	Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Brian R. Evans joined GEO in 2000 and has over 20 years of business management experience. Since joining the company, Mr. Evans has served in increasingly senior business management positions including as Vice President of Finance, Chief Accounting Officer, and Controller and was named GEO’s Senior Vice President and Chief Financial Officer in 2009.

As Chief Financial Officer, Mr. Evans is responsible for the overall financial management of GEO and its subsidiaries and the Company’s acquisition and growth initiatives. Since joining the Company, Mr. Evans has overseen significant financial growth and shareholder value creation.

During his tenure at GEO, Mr. Evans has been instrumental in successfully executing the Company’s strategy for three secondary public offerings of equity; the execution of multiple financing transactions; and the successful completion of major business transactions including the acquisitions of Correctional Services Corporation in 2005, CentraCore Properties Trust in 2007, Cornell Companies in 2010, BI Incorporated in 2011, LCS Corrections in 2014 and Community Education Centers in 2017. Mr. Evans was also instrumental in GEO’s highly successful conversion to a Real Estate Investment Trust in 2013.

Prior to joining GEO, Mr. Evans worked for Arthur Andersen LLP as a Manager in the Audit and Business Advisory Services Group from 1994 until joining GEO. During his tenure at Arthur Andersen, Mr. Evans supervised the financial statement audits of both public and private companies and city and county governments. From 1990 until 1994, Mr. Evans served as an Officer in the Supply Corps of the United States Navy and was assigned to the USS Monterey in Jacksonville, Florida.

Mr. Evans graduated in 1990 from the University of Notre Dame with a Bachelor’s Degree in Accounting. Mr. Evans is a member of the American Institute of Certified Public Accountants.

J. David Donahue — J. David Donahue joined GEO as the Eastern Region Vice President in 2009 after a distinguished career in corrections with the States of Indiana and Kentucky as well as the Federal Bureau of Prisons. In his previous role as the Eastern Regional Vice President, he was responsible for the operational oversight of over 24 correctional facilities encompassing over 31,000 beds. Mr. Donahue was promoted to Senior Vice President and President, GEO Corrections and Detention in January 2016.

Prior to joining GEO, Mr. Donahue served as Commissioner of the Indiana Department of Correction. As Commissioner, he led a workforce of over 9,000 employees, supervising nearly 39,000 offenders in addition to 3,000 Juvenile Offenders and those individuals placed on community supervision. During his tenure with

Indiana, Mr. Donahue worked diligently to instill best correctional practices. He employed his leadership skills to provide better protection to the public through an improved sex-offender registry system, enhanced facility security with the addition of state-of-the-art equipment and protocols, consolidated services to increase departmental efficiency and effectiveness, and prepared offenders for reentry using model case management practices.

Prior to leading the Indiana Department of Correction, Mr. Donahue served as Deputy Commissioner for the Kentucky Department of Corrections. In this position, he provided administrative policy direction to all departmental divisions. He was responsible for the planning and supervision of duties for the Directors of the Division of Administrative Services, the Division of the Corrections Training, the Division of Correctional Industries, and the Branch Managers of Offender Information and Information and Technology.

Mr. Donahue began his corrections career as a Correctional Officer. During his correctional career he moved up the ranks serving in various positions including Case Worker, Unit Manager, Executive Assistant and Warden of several facilities in the country. Mr. Donahue now serves as Vice President of the American Correctional Association (“ACA”) and is an ACA-Certified Corrections Executive. In addition, he is an active member of the ACA and serves on the Restrictive Housing Sub-Committee. Mr. Donahue is also a member of the Association of State Correctional Administrators. He attended Eastern Kentucky University, where he earned his Bachelors of Science in Police Administration. He later attended Spalding University, where he completed coursework in the Masters of Arts in Teaching Graduate Program.

Ann M. Schlarb — Dr. Schlarb joined GEO in 2011 as Vice President of Intensive Supervision and Appearance Program (“ISAP”) Services as a result of GEO’s acquisition of B.I. Incorporated, (“B.I.”). Dr. Schlarb joined BI Incorporated in 1995 and was involved in the development, implementation, and operations of two different national programs, one providing supervision and treatment services to offenders in the Criminal Justice System, and the other overseeing field operations for the immigration services division of BI. Dr. Schlarb left BI briefly to complete her doctoral degree in 2009 in Organizational Psychology, during which she remained a consultant. Dr. Schlarb was named Divisional Vice President in May 2012 and managed the BI location monitoring and immigration services division within GEO Care. Promoted to Senior Vice President and President of GEO Care in July 2014, Dr. Schlarb is now responsible for the GEO Care division of The GEO Group, which encompasses the ‘GEO Continuum of Care’ organization, intensive residential and non-residential programming, youth services, electronic monitoring equipment and services, and community-based immigration services.

Dr. Schlarb began her Criminal Justice career in 1986 working as a detention and probation officer, and later as Assistant Director of Operations and Treatment for a Probation Violators facility in San Antonio, Texas. She earned her Master’s degree in Organizational Management and holds several criminal justice certifications.

Joe Negron — Mr. Negron joined GEO in December 2018 and became the GEO’s Senior Vice President, General Counsel and Secretary effective General Counsel January 1, 2019. Mr. Negron worked with GEO’s prior Senior Vice President, General Counsel and Secretary, John Bulfin, throughout the month of December 2018 to ensure a smooth transition. Prior to joining GEO, Mr. Negron has had 30 years of experience in business law and complex corporate and commercial litigation. Mr. Negron has worked for several prestigious Florida law firms throughout his career, most recently in the litigation practice at Akerman LLP. Mr. Negron also served in the Florida Legislature for fifteen years, including service as both House and Senate Appropriations Chair, as well as President of the Florida Senate in his final term.

Mr. Negron received his undergraduate degree from Stetson University, his Juris Doctor degree from Emory University School of Law and a Masters in Public Administration from Harvard University.

David J. Venturella — Mr. Venturella joined GEO in 2012 as Executive Vice President, Corporate Development. In 2014, he was promoted to Senior Vice President, Business Development. Mr. Venturella is responsible for leading GEO’s business and proposal development efforts.

Prior to joining GEO, Mr. Venturella served in various leadership positions including as the Director for the Office of Enforcement and Removal Operations for ICE from February 2011 to June 2012.

In addition to his 22-year career with ICE, Mr. Venturella has worked in the private sector in business development and strategic planning. From May 2004 to September 2007, he served as Vice President of the Homeland Security Business Unit for USIS in Falls Church, Virginia, where he was credited with increasing annual revenues by an average of 15 percent during his tenure. He also served as Director of Business Development for USIS in the company’s Professional Services Division and served as Director of Business Development for the Global Security and Engineering Services Unit with L-3 Communications in Chantilly, Virginia from September 2007 to May 2008. David Venturella has more than 26 years experience in federal law enforcement operations and business development. His expertise includes strategic planning, organizational management, project development and program execution.

Mr. Venturella has a Bachelor of Science degree in Political Science from Bradley University in Peoria, Illinois. He has also completed the Harvard/MIT Executive Leadership Course at Harvard University’s Kennedy School of Government.

Richard K. Long — Mr. Long joined GEO in 2017 after a distinguished career working for Balfour Beatty Construction for the last 30 years. Mr. Long has developed extensive expertise with commercial and federal government construction as well as engineering projects using design-build and construction management at risk delivery methods for both public and private sector clients, with a combined construction value in excess of $5.0 billion. During his 30-year career at Balfour Beatty Construction, Mr. Long has held positions of Civil Engineer, Project Engineer, Chief Estimator, Assistant Project Manager, Vice President of Preconstruction, Senior Vice President of Business Acquisition, and Senior Vice President & South Florida Business Unit Leader responsible for leading Balfour Beatty $600 million annual South Florida business.

With 32 years of construction experience, Mr. Long also finds time for industry service. He is a long-time member and past-chairman of Florida’s largest chapter of the Associated Builders and Contractors (“ABC”). Additionally, as founding member and past-president of the Society of American Military Engineers (“SAME”) South Florida chapter, Mr. Long accepted multiple accolades at the association’s 2012 National Joint Engineer Training Conference.

Mr. Long received his Bachelor of Science in Civil Engineering from the University of Missouri and a Bachelor of Science in Construction Management from the University of Louisiana-Monroe.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to that time, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 15, 2019 (unless stated otherwise) by (i) each nominee for election as director at the 2019 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)	Percent of Class(3)
DIRECTOR NOMINEES(4)
Anne N. Foreman	33,436	*
Richard H. Glanton	18,114	*
Scott Kernan	8,500	*
Guido Van Hauwermeiren	8,500	*
Christopher C. Wheeler	35,468	*
Julie Myers Wood	26,126	*
George C. Zoley	2,249,999	1.9%

NAMED EXECUTIVE OFFICERS(4)
John J. Bulfin	278,517	*
Brian R. Evans	231,114	*
J. David Donahue	151,420	*
Ann M. Schlarb	133,425	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (15 Persons)	3,212,782	2.7%

OTHER
The Vanguard Group, Inc.(5)	17,374,895	14.4%
Blackrock, Inc.(6)	14,603,588	12.1%
Barrow, Hanley, Mewhinney & Strauss, LLC(7)	7,968,569	6.6%

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 4955 Technology Way, Boca Raton, FL 33431.

(2)

Information concerning beneficial ownership was furnished by the persons named in the table or derived from filings made with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. These figures include shares of common stock underlying stock options held by director nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 15, 2019, in the following amounts: Ms. Foreman — 0; Mr. Glanton — 0; Mr. Kernan — 0; Mr. Van Hauwermeiren — 0; Mr. Wheeler — 1,734; Ms. Wood –– 0; Mr. Zoley — 0; Mr. Bulfin — 0; Mr. Evans —13,872; Mr. Donahue –– 0; and Ms. Schlarb — 8,670. These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Ms. Foreman — 14,124; Mr. Glanton — 14,124; Mr. Kernan — 8,500; Mr. Van Hauwermeiren — 8,500; Mr. Wheeler — 14,125; Ms. Wood — 14,124; Mr. Zoley — 400,002; Mr. Bulfin — 75,000; Mr. Evans — 130,000; Mr. Donahue –– 105,000 and Ms. Schlarb — 80,001.

(3)	As of March 15, 2019, GEO had 121,029,563 shares of common stock outstanding.

(4)

Includes 24,276 shares of common stock underlying stock options and 999,750 shares of restricted stock held by director nominees and executive officers (15 persons in total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 15, 2019.

(5)

The principal business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based on Amendment No. 9 to Schedule 13G filed February 11, 2019, Vanguard reported that, as of December 31, 2018, it beneficially owned 17,374,895 shares with sole voting power over 145,919 shares, shared voting power over 23,994 shares, sole dispositive power over 17,216,175 shares and shared dispositive power over 158,720 shares.

(6)

The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Based on Amendment No. 10 to Schedule 13G filed January 28, 2019, BlackRock reported that, as of December 31, 2018, it beneficially owned 14,603,588 shares with sole voting power over 14,370,676 shares and sole dispositive power over 14,603,588 shares.

(7)

The principal business address of Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201. Based on the Schedule 13G filed February 11, 2019, Barrow reported that, as of December 31, 2018, it beneficially owned 7,968,569 shares with sole voting power over 1,302,498 shares, shared voting power over 6,666,071 shares and sole dispositive power over 7,968,569 shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held nine meetings during fiscal year 2018. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that, Anne N. Foreman, Richard H. Glanton, Guido Van Hauwermeiren, Christopher C. Wheeler and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman Guido Van Hauwermeiren Christopher C. Wheeler	CORPORATE PLANNING COMMITTEE Anne N. Foreman, Chairman Scott M. Kernan Guido Van Hauwermeiren Julie Myers Wood

COMPENSATION COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Christopher C. Wheeler	OPERATIONS AND OVERSIGHT COMMITTEE Scott M. Kernan, Chairman Anne N. Foreman Richard H. Glanton Julie Myers Wood

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Christopher Wheeler, Chairman Anne N. Foreman Richard H. Glanton	LEGAL STEERING COMMITTEE Christopher C. Wheeler, Chairman Anne N. Foreman Richard H. Glanton Julie Myers Wood

EXECUTIVE COMMITTEE George C. Zoley, Chairman Richard H. Glanton Christopher C. Wheeler	INDEPENDENT COMMITTEE Richard Glanton, Chairman Anne N. Foreman Guido Van Hauwermeiren Christopher C. Wheeler Julie Myers Wood

Audit and Finance Committee

The Audit and Finance Committee met five times during fiscal year 2018. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is the “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics (the “Code of Conduct”), ensure that management has established a system to enforce the Code of Conduct, and review management’s monitoring of the Company’s compliance with the Code of Conduct;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met four times during fiscal year 2018. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers, evaluate the CEO’s and such other senior executive officers’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met eight times during fiscal year 2018.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Conduct for directors, officers and employees, and approve amendments to the Code of Conduct to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2018, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2018, the Executive Committee acted four times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2018 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders. We adopted proxy access in advance of our 2017 annual meeting of shareholders.

Our proxy access provisions are set forth in Article II, Section 6 of our Second Amended and Restated Bylaws (“Bylaws”). The proxy access provisions permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years, to nominate twenty percent (20%) of the number of directors then in office (rounding down to the nearest whole number) provided that the shareholder or group and each nominee satisfy the eligibility, procedural and disclosure requirements for proxy access as specified in the Bylaws, including that the Company receive notice of such nominations between 90 and 120 days prior to the anniversary date of the previous year’s annual meeting of shareholders. Since our annual meeting for 2019 is scheduled for May 7, 2019, any nomination pursuant to our proxy access process to be considered at the 2020 annual meeting must be properly submitted to us not earlier than January 8, 2020 or later than February 7, 2020.

There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. Other than adopting proxy access, the Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance Committee outside of the proxy access process, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. Richard H. Glanton has served as Lead Independent Director of the Company since January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee, the Compensation Committee and the Independent Committee and a member of the Executive Committee, the Nominating and Corporate Governance Committee, the Operations and Oversight Committee and the Legal Steering Committee. As the Lead Independent Director, Mr. Glanton has input to the Chairman of the board on preparation of agendas for board and committee meetings. Mr. Glanton chairs board meetings when the Chairman of the board is not in attendance and provides input to the independent directors and ensures that the effectiveness of the board is assessed on a regular basis. The Lead Independent Director reports to the board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a board member and his service as the Chairman of the Audit and Finance Committee, the Compensation Committee and the Independent Committee, the board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company. In 2012, in connection with our conversion to a REIT, Mr. Glanton was the chairman of a special committee created to review and manage the divestiture of GEO Care, Inc.

As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over thirty years of experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors, including our Lead Independent Director, and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants, which we refer to as the Code of Conduct. The Code of Conduct strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, and accountability for compliance with the Code of Conduct. The Code of Conduct can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Conduct is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees, which we refer to as the Code of Ethics for Senior Financial Officers. The text of this Code of Ethics for Senior Financial Officers is located in Section 19 of GEO’s Code of Conduct. The Code of Ethics for Senior Financial Officers can be found on our website at http:// www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Mr. Wheeler.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or a committee of the board, should send correspondence to the Corporate Secretary at 4955 Technology Way, Boca Raton, Florida 33431.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. All of our directors attended the 2018 annual meeting of shareholders.

Adoption of Global Human Rights Policy and Ongoing Dialogue

On February 14, 2013, following consultation with relevant internal and external stakeholders, GEO’s Board of Directors adopted a Global Human Rights Policy. The Global Human Rights Policy has been in effect since that date, and GEO has undertaken to train all of its employees in the policy and GEO’s commitment to respect human rights.

In the years following adoption of the Global Human Rights Policy, GEO has undertaken to engage interested stakeholders in learning about the operation of prison and detention facilities, the work GEO does to ensure that it fulfills its commitment to respect human rights in the operation of those facilities, and the work GEO has been doing with respect to its Continuum of Care program. Continuum of Care is GEO’s program to facilitate transition of those within GEO’s custody and care to life outside of the corrections/detention system, and to reduce recidivism. In the coming years, GEO anticipates continued engagement with interested stakeholders on its programs, and in particular, Continuum of Care.

During 2020, GEO anticipates publishing its first annual public statement regarding the work it has done to date to operationalize its commitment to respect human rights, while giving due consideration to the legal and contractual obligations GEO has with respect to the confidentiality of information about those in its custody and care. Similarly, where appropriate and possible, GEO expects to offer information in this statement that will help stakeholders and shareholders better understand GEO’s progress in the human rights area. GEO also anticipates ongoing review of its Global Human Rights Policy and associated training. Where appropriate, GEO anticipates engaging relevant stakeholders in this process.

Additional information on GEO’s Global Human Rights Policy can be found at http://geogroup.com/human_rights.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2018 and 2017. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2018 and 2017.

	2018	2017
Audit Fees(1)	$2,832,101	$2,916,821
Audit Related Fees(2)	$95,527	$75,613
Tax Fees(3)	$8,914	$12,405
All Other Fees	$—	$—

Total	$2,936,543	$3,004,839

(1)

Audit fees for 2018 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, comfort letters and consents related to the prospectus supplement for the at-the-market equity offering program. Audit fees for 2017 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, comfort letters and consents related to the prospectus supplement for the at-the-market equity offering program and the prospectus supplement associated with the Company’s public equity offering.

(2)	Audit related fees in 2018 and 2017 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services.

(3)	Tax fees for 2018 and 2017 consist of fees for tax compliance and consultation primarily related to GEO’s foreign locations.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2018 and 2017 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2018 and 2017 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2018 and 2017 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers the 2011 employee stock purchase plan and our 2018 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended periodically. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “Social Responsibility” on our homepage and then clicking the links “Governance with Integrity — Corporate Governance”.

Say-on-Pay Results

At our 2018 Annual Meeting of Shareholders, over 98% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote. The Compensation Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee. The Compensation Committee considered the results of the shareholder vote on the 2018 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback. During 2018, the Compensation Committee continued the compensation program in place during 2017 with the changes noted below under the section titled, “Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined”.

Role and Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC, (“Pay Governance”), a nationally recognized executive compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work has not raised any conflict of interest.

During 2018, the Compensation Committee engaged Pay Governance to perform the following services: (i) a peer group analysis and review of the compensation levels of the named executive officers; (ii) review the proxy statement for the 2018 annual shareholders meeting including consultation related to the Compensation Discussion and Analysis section of the proxy statement; (iii) calculation of the Total Shareholder Return (“TSR”) Performance to determine the performance-based restricted stock payout levels; (iv) calculation of the

Accounting Fair Value for performance-based restricted stock awards; and (v) review of the Company’s stock ownership guidelines for executives and directors. Other than as described above, Pay Governance was not asked to perform any other services for us in 2018. GEO paid Pay Governance a total of $47,775 related to its work for the Compensation Committee in 2018.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Process for Determining Compensation

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers competitive market data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. From time to time, the Compensation Committee will use peer group and broader general industry data to obtain a general understanding of compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions. In 2018, the Compensation Committee asked Pay Governance to conduct a peer group analysis to evaluate our compensation programs and practices as a whole, and the compensation levels of our named executive officers. When evaluating pay levels and practices of peer companies within the REIT industry, the Compensation Committee focused on data from the group of similarly-sized, equity REITs listed below. After determining that the historical peer group continued to be appropriate on the basis of revenue size and with all companies generally focused on the specialty REIT industry, the Compensation Committee did not make any changes to the following peer group for 2018:

AvalonBay Communities, Inc.	Essex Property Trust, Inc.
Boston Properties, Inc.	Extra Space Storage Inc.
Brixmor Property Group Inc.	GGP Inc.
CBL & Associates Properties, Inc.	Iron Mountain Incorporated
CoreCivic, Inc.	Kimco Realty Corporation
Crown Castle International Corp.	Lamar Advertising Company
Digital Realty Trust, Inc.	Prologis, Inc.
Equinix, Inc.	Ventas, Inc.
Equity Residential	Vornado Realty Trust

The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Under the Compensation Committee’s charter, the Chief Executive Officer cannot provide the Compensation Committee with a compensation recommendation for himself. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment and considers performance of the Company and the executive officer in making final compensation decisions.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our stock price performance;

•	Achievement of strategic operating objectives;

•	Our growth and prospects for continued future growth in both revenues and profitability; and

•	The performance of our senior management team.

Applying these factors to our Company during the previous several years in setting CEO and other named executive officer compensation, the Compensation Committee considered the following:

•

During the past several years, we have experienced strong growth in revenue and profitability and believe we have become the most diversified service provider in our peer group, which will continue to yield growth opportunities in excess of typical industry levels;

•

During the past several years, we have successfully completed and integrated several significant strategic acquisitions, including, most recently, the acquisition of Community Education Centers whose operations encompass over 12,000 beds nationwide, the acquisition of eight correctional and detention facilities from LCS Correctional Services, Inc. and its affiliates, the acquisition by our subsidiary, Protocol Criminal Justice, Inc., of assets relating to customer relationship management software from APAC Customer Services, Inc., our acquisition of Soberlink, Inc., a leading developer and distributor of mobile alcohol monitoring devices and services, our acquisition and integration of BI Incorporated in 2011, which allowed us to introduce important new electronic monitoring and community service offerings to our customers, and the acquisition and integration of Cornell Companies in 2010-2011, which materially expanded the scope of our U.S. Corrections Services and what we now refer to as our GEO Care segment;

•

During 2018, GEO’s total revenues increased approximately 3% to $2.33 billion and Adjusted EBITDAre increased approximately 6% to $443.7 million. Since 2014, GEO has grown Adjusted EBITDAre at a compounded annual growth rate of 7.1%;

•

We believe we have the most seasoned and accomplished senior management team in our industry, led by our Chairman, CEO and Founder, who is an industry pioneer and has a long and established track record of leading our company to substantial growth in revenue and profitability since the inception of our business;

•

We believe the efforts undertaken by our senior management team over the past several years to expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are stronger prospects for stable and strong revenue and profit growth than any peer company in our industry;

•

Our senior management team has consistently demonstrated the ability, over a long period of time, to manage through and capably address and mitigate the key risks that face our business on an ongoing basis; and

•

Our senior management team has consistently made delivering shareholder value a priority. We have had solid long-term stock price performance. The following graph compares the total shareholder return of our common stock compared to the total shareholder return of several indexes, including the MSCI U.S. Equity REITs index over the five-year period ended December 31, 2018. (GEO TSR 133.4% vs MSCI 118.5%).

Total Shareholder Return for Five-Year Period Ended December 31, 2018

•

The successful conversion by GEO into a real estate investment trust, or a REIT, effective January 1, 2013, a transaction which we believe has significantly increased shareholder value, including through the payment of regular quarterly dividends to our shareholders. We commenced paying regular quarterly dividends in 2013. For 2016, 2017 and 2018, we paid an aggregate of $1.73, $1.88 and $1.88 per share for the year, respectively, in quarterly dividends.

The factors above are among the most critical we consider in setting our named executive officer compensation.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries

•	Annual cash incentive compensation

•	Performance-based equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee considers each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

Base Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee.

Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service, so his annual base salary reflects the workload, responsibilities and contributions made by Mr. Zoley as our Chief Executive Officer and our Chairman.

For 2018, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Evans, Donahue and Bulfin by 2% and the annual base salary of Ms. Schlarb by 4% as compared to their 2017 annual base salaries following their individual performance assessments and a review of projected executive salary increases in the market.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, as Amended and Restated on April 27, 2016, which was approved by our shareholders at the Company’s 2016 annual meeting of shareholders in accordance with the performance-based compensation exception (“Performance-Based Exception”) under Section 162(m) of the Internal Revenue Code (“Code”) that such a plan be approved by shareholders at least once every five years. Although the Performance-Based Exception has been repealed, payments to the Chief Executive Officer made in accordance with this plan are intended to still be tax deductible under Section 162(m) of the Code because such payments to the Chief Executive Officer should be grandfathered from the repeal of the Performance-Based Exception for the Company’s 2018 fiscal year. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income for the fiscal year. We believe revenue and net income are meaningful metrics to assess our performance. The metrics are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and net income. For purposes of the plan, net income means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the Amended and Restated Senior Management Performance Award Plan.

Named Executive Officer	Annual Incentive Target Amount (As a Percentage of Salary)
Chief Executive Officer	150%
Chief Financial Officer	75%
Senior Vice Presidents	70%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results on a straight-line basis:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	80%	100%	120%
Payout	50%	100%	150%

In addition to the calculations described above, if the budgeted goals for revenue and net income are exceeded, the annual incentive amounts for the Chief Financial Officer and the other Senior Vice Presidents may be adjusted up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee based on the results of an individual performance assessment. The Chief Executive Officer is not eligible for positive individual performance adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to make an individual performance adjustment.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Code).

2018 Cash Incentive Outcomes

In 2018, the Company achieved Net income and Revenue performance above the target performance objective. The table below provides the 2018 cash incentive outcomes based on the Adjusted Net income and Revenue performance levels actually achieved.

FY 2018 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Adjusted Net income[1]	65%	$162.5	$165.4	102%	104%
Revenue	35%	$2,285.0	$2,331.0	102%	105%
				Weighted Payout as % of Target	104.6%

1

Adjusted Net income reflects adjustments for start-up expenses, legal related expenses, close-out expenses, loss on extinguishment of debt and incremental expense associated with the issuance of performance-based restricted stock. The fiscal year 2018 Adjusted Net income target was set slightly lower than the actual fiscal year 2017 Adjusted Net income achieved as a result of increased net interest expense attributable to higher interest rates as well as higher overall debt balances.

Based on these results, the following annual incentive amounts were awarded to the Named Executive Officers for fiscal year 2018 performance:

Executive	FY ‘18 Target Incentive ($)	Corporate Financial Performance Factor	Target x Financial Performance Factor ($)	Individual Performance Modifier(1)	Actual Incentive Earned ($)	Actual as a % of Target
George C. Zoley	1,654,695	104.6%	1,730,811	N/A	1,730,811	104.6%
Brian R. Evans	452,033	104.6%	472,827	—	472,827	104.6%
J. David Donahue	374,850	104.6%	392,093	—	392,093	104.6%
John J. Bulfin	367,051	104.6%	383,935	—	383,935	104.6%
Ann M. Schlarb	303,450	104.6%	317,409	—	317,409	104.6%

(1)

Since the Corporate Financial Performance Factor was greater than 100%, NEOs, other than the Chief Executive Offer, were eligible for individual performance multipliers of 50% on their award. The Compensation Committee did not apply the individual performance multiplier for the 2018 non-equity incentive payments.

2018 Equity Incentive Awards

Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to support a performance-oriented culture and to further align the interests of management and our shareholders.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer (other than for his awards), the availability of awards for issuance companywide, competitive market practices, the overall performance of the Company and the individual performances of the grantees.

On April 24, 2018, GEO granted performance-based restricted stock to our named executive officers that vest, if earned, on March 10, 2021 using the same performance criteria as the grants made in 2017.

For 2018, 100% of our equity incentive awards provided to the NEOs were in the form of performance-based restricted stock awards which was much more performance oriented than the mix of performance and time vested equity awards observed across the peer group. On average, the peers deliver approximately 50% of their long-term incentive to NEOs in time-vested equity.

The following table lists the number of performance-based shares of restricted stock granted to each named executive officer in 2018:

Executive	Number of Performance Shares Granted in 2018	Approved Value on Date of Grant(1)
George C. Zoley	150,000	$3,240,000
Brian R. Evans	45,000	$ 972,000
J. David Donahue	37,500	$ 810,000
John J. Bulfin	30,000	$ 648,000
Ann M. Schlarb	30,000	$ 648,000

(1)

The approved value on the date of grant reflects the number of shares granted multiplied by the closing share price on the date of grant. The closing share price for each grant was $21.60 on April 24, 2018. We note that this value differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements.

Specifically, the performance targets for the 2018 performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The threshold required for payment under the return on capital employed (“ROCE”) metric is set at +1% of our weighted average cost of capital (“WACC”) over the three-year measurement period to ensure that payments only occur during periods of positive returns. The WACC is a product of the cost of our capital over the performance period and will not be known until the performance period has concluded.

Additionally, there is a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period.

Equity Incentive Outcomes for 2016 to 2018 Performance Cycle

On March 10, 2016, the Compensation Committee granted target awards of performance-based restricted stock vesting over a three-year period beginning January 1, 2016 provided that certain TSR performance goals and ROCE goals were met as of December 31, 2018. Specifically, the performance targets were:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	75%	P30	P50	P90
Return on Capital Employed	25%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Compensation Committee engaged Pay Governance to calculate the final TSR rank and payout calculations for the TSR component of these awards. Pay Governance determined that based upon their calculations for the Company and the FTSE NAREIT Equity REITs Index, the Company’s 2016-2018 TSR of 45.9% places the Company in the 74th percentile of the peer group which results in a TSR component payout of 160%. Management of the Company calculated the return on capital employed component of the performance-based restricted stock to be 11.3% which results in a ROCE component payout of 176.7% of the target award. Based on the calculations of the TSR component and the ROCE component, management of the Company certified to the Compensation Committee that when the TSR component is combined with the ROCE component, the combined award payout is approximately 168.3% of the target award. After reviewing the information provided to the Compensation Committee by Pay Governance and management, the Compensation Committee approved the vesting of the performance-based restricted stock in the amounts provided below:

Performance-Based Restricted Stock: 2016-2018 Cycle
Executive	Shares at Target	Performance Factor	Shares Earned
George C. Zoley	75,000	168.3%	126,221
Brian R. Evans	18,750	168.3%	31,555
J. David Donahue	18,750	168.3%	31,555
John J. Bulfin	15,000	168.3%	25,244
Ann M. Schlarb	15,000	168.3%	25,244

2019 Compensation Actions

Mr. Bulfin retired effective as of January 1, 2019 but will remain as a consultant through December 31, 2020. As a result, the discussion of 2019 compensation actions does not include any compensation discussion with respect to Mr. Bulfin.

Due to Mr. Bulfin’s valuable expertise and experience with GEO’s legal activities and corporate governance matters, GEO entered into a consulting agreement with Mr. Bulfin. Pursuant to the consulting agreement, Mr. Bulfin will provide consulting services with respect to GEO’s legal activities and corporate governance matters for a two-year period from January 1, 2019 through December 31, 2020 for a consulting fee of $10,000 per month (or a total of $240,000 for the full consulting term). Additionally, all of Mr. Bulfin’s unvested performance-based shares will continue to vest according to their terms as long as Mr. Bulfin continues to serve as a consultant during the end of each performance period.

Base Salary

For 2019, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Evans and Donahue and Ms. Schlarb by 3% as compared to their 2018 annual base salaries.

Annual Cash Incentive Opportunities

The annual cash incentive compensation for fiscal year 2019 performance will be determined under the Senior Management Performance Award Plan consistent with the methodology used in 2018 based on the budgeted Net income and Budgeted Revenue 2019 performance goals set by the Compensation Committee.

Equity Incentive Awards

The Compensation Committee granted performance-based restricted stock awards on March 1, 2019 to our named executive officers that will vest on March 15, 2022 based on two performance metrics measured from January 1, 2019 to December 31, 2021 as follows: (i) 50% of the shares of restricted stock in each award vest if GEO meets certain TSR performance targets for the 3-year period; and (ii) 50% of the shares of restricted stock in each award can vest if GEO meets certain ROCE performance targets for the 3-year period. For 2019, 100% of the equity grants authorized for the named executive officers were performance based.

The following lists the number of performance-based shares granted to each of the continuing 2018 named executive officers:

Executive	Number of Performance Based Restricted Stock Granted in 2019	Value on Date of Authorization $23.64/share(1)
George C. Zoley	100,000	$2,364,000
Brian R. Evans	40,000	$ 945,600
J. David Donahue	30,000	$ 709,200
Ann M. Schlarb	30,000	$ 709,200

(1)

The approved value on the date of authorization reflects the number of shares authorized x the closing share price on the date of authorization. The closing share price was $23.64 on February 11, 2019. This is the value that the Committee views as a fair reflection of the targeted value delivered on the date of authorization. We note that this value will differ from the value that will be disclosed in the 2019 Summary Compensation Table where the portion of the shares covered by the Relative TSR metric will be valued based on a Monte Carlo simulation model per the SEC’s requirements.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below titled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories: (i) retirement benefits pursuant to our executive retirement agreement in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate aircraft. For 2018, Mr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft. For 2018, the Board authorized the allotment of five (5) hours of personal use of the corporate aircraft for Mr. Evans.

Executive Retirement Agreement. Mr. Zoley has an executive retirement agreement that requires us to pay him a lump sum amount on the date that his employment with GEO ends. Such amount is determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. Mr. Zoley’s retirement agreement formerly included a tax gross-up provision for taxes applicable to his lump sum retirement payment. In 2012, Mr. Zoley agreed to amend his retirement agreement to eliminate the tax gross-up provision. In exchange for this amendment, the amount of the lump sum retirement payment which Mr. Zoley was entitled to receive was proportionally increased so that Mr. Zoley would be entitled to receive substantially the same net benefit he would otherwise have received if the tax gross-up had remained in place. Mr. Zoley’s benefits under the executive retirement agreement are fully vested and he will therefore be entitled to receive the amount called for by the agreement whenever his employment with GEO is terminated for any reason, whether by GEO or by him. If Mr. Zoley had retired at December 31, 2018, we would have had to pay him a total of $8.3 million. The $8.3 million will be delivered in a lump-sum amount and equates to $243,147 annually when divided by his 34 years of service with the company. The amount owed under the retirement agreement to Mr. Zoley would be payable from the general assets of GEO.

Senior Officer Retirement Plan. Mr. Bulfin participated and Messrs. Evans and Donahue and Ms. Schlarb currently participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Mr. Bulfin participated in the deferred compensation plan. Messrs. Evans and Donahue and Ms. Schlarb currently participate in the deferred compensation plan. Mr. Bulfin participated in the deferred compensation plan up until his retirement.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and cash awards under the Senior Management Performance Award Plan. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

In 2012, Pay Governance completed a report on behalf of the Compensation Committee to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. In 2015, Pay Governance completed an assessment of Mr. Zoley’s total compensation in light of the marketplace and the ISS peer group specifically. Additionally, in 2018, Pay Governance completed a peer group analysis to evaluate the compensation levels of our named executive officers. The Compensation Committee intends to continue this practice on a periodic basis in the future.

Executive and Director Stock Ownership Guidelines

The Company adopted stock ownership guidelines in 2012 applicable to our senior executive officers, including our named executive officers, and our board members. The guidelines, as most recently amended in 2018, require our CEO to maintain equity holdings in GEO equal in value to at least 6 times his annual base salary (an increase from 5 times his annual base salary), our other executive officers to maintain equity holdings in GEO equal in value to at least 3 times their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3 times their annual cash retainers. The guidelines as most recently amended also specify that shares which will count toward the total share ownership requirement are actual shares owned, options and restricted shares, vested and unvested, and unvested performance share awards at the threshold level. Performance share awards at the target and maximum level will not be counted until the performance metrics have been met and the performance shares have vested. All officers and directors must satisfy the stock ownership guidelines five years from their appointment as director or a senior executive officer.

Clawback/Recoupment Policy

The Company maintains a clawback policy providing that any incentive payment awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient, among other triggers.

Prohibition of Hedging and Pledging of Company Shares

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in hedging transactions and short sales of the Company’s securities, trading in options, warrants, puts and calls or similar instruments on the Company’s securities. Additionally, directors, officers and employees may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral for a loan unless a waiver from this restriction is granted.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Richard H. Glanton, Chairman

Anne N. Foreman

Christopher C. Wheeler

Compensation Policies and Practices as They Relate to Risk Management

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2018, 2017 and 2016, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers as of December 31, 2018 of GEO other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
George C. Zoley Chairman of the Board, CEO & Founder	2018	1,103,130	3,703,500	1,730,811	302,646	123,373	6,963,460
	2017	1,081,500	6,120,250	1,959,678	307,173	195,832	9,664,433
	2016	1,030,000	1,637,500	1,908,075	287,683	312,963	5,176,221

Brian R. Evans Senior Vice President & CFO	2018	602,711	1,111,050	472,827	(19,308)	49,161	2,216,441
	2017	590,893	1,833,213	535,349	302,360	20,156	3,281,971
	2016	562,755	409,375	521,252	150,083	26,940	1,670,405

J. David Donahue Senior Vice President & President, U.S. Corrections and Detention, & Int’l Operations	2018	535,500	925,875	392,093	137,575	34,995	2,026,038
	2017	525,000	1,530,063	443,940	149,557	23,395	2,671,955
	2016	500,000	409,375	416,813	93,302	6,678	1,426,168

John J. Bulfin (6) Former Vice President, General Counsel & Secretary	2018	524,358	740,700	383,935	108,043	10,511	1,767,547
	2017	514,077	1,224,050	434,704	343,996	7,564	2,524,391
	2016	489,597	327,500	408,140	219,354	7,128	1,451,719

Ann M. Schlarb Senior Vice President & President; GEO Care	2018	443,500	740,700	317,409	88,064	37,156	1,626,829
	2017	425,000	1,224,050	359,380	49,702	8,845	2,066,977
	2016	371,315	327,500	309,537	—	15,265	1,023,617

(1)

This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2018, 2017 and 2016 for each named executive officer. Stock awards granted in 2018, 2017 and 2016 were performance based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2019.

(2)

The 2018 approved values on the date of grant, which reflects the number of shares granted at the closing price at the date of grant, for Messrs. Zoley, Evans, Donahue and Bulfin and Ms. Schlarb were $3,240,000, $972,000, $810,000, $648,000 and $648,000, respectively. We note that this differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements. The value based on the Monte Carlo simulation for the Relative TSR metric was $27.8 on April 24, 2018 as compared to the actual closing share price of $21.60 on April 24, 2018. The Compensation Committee views the closing share price on the date of grant to be a fair reflection of the targeted value delivered on the date of grant.

(3)

We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2018, 2017 and 2016, and paid in 2019, 2018 and 2017, respectively, under our Senior Management

Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2018, the target adjusted net income and revenue was $162,500,000 and $2,285,000,000, respectively. The actual 2018 results achieved for adjusted net income and revenue was $165,350,000 and $2,331,000,000, respectively.

(4)

Figures in this column consist of amounts accrued in 2018, 2017 and 2016 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

(5)

The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2018, 2017 and 2016:

All Other Compensation
Executive	Year	Auto Allowance ($)(a)	Club Dues ($)	Excess Group Life Insurance ($)(b)	Aircraft Usage ($)(c)	Total All Other Compensation ($)
George C. Zoley	2018	53,137	16,050	4,191	49,995	123,373
	2017	—	39,124	4,191	152,517	195,832
	2016	—	181,567	3,564	127,832	312,963

Brian R. Evans	2018	32,920	—	1,242	14,999	49,161
	2017	12,734	—	810	6,612	20,156
	2016	12,024	—	810	14,106	26,940

J. David Donahue	2018	15,981	16,692	2,322	—	34,995
	2017	12,839	8,234	2,322	—	23,395
	2016	6,057	—	621	—	6,678

John J. Bulfin	2018	6,947	—	3,564	—	10,511
	2017	4,079	—	3,485	—	7,564
	2016	4,079	—	3,049	—	7,128

Ann M. Schlarb	2018	36,121	—	1,035	—	37,156
	2017	7,956	—	889	—	8,845
	2016	7,538	7,727	—	—	15,265

(a)

Under our executive automobile policy, the executive is required to make contribution to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy.

(b)

We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(c)

We provided certain perquisites to the named executive officers for personal use of the Company’s leased aircraft. For 2018, Mr. Zoley was allotted thirty 30 hours of aircraft usage. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

(6)	Mr. Bulfin retired from his position of Senior Vice President, General Counsel on January 1, 2019.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements

Effective August 22, 2012, we entered into a Third Amended and Restated Executive Employment Agreement with Mr. Zoley, which was amended by the First Amendment, dated April 29, 2013, the Second Amendment, dated May 29, 2013, and the Third Amendment, dated June 1, 2015 (collectively, the “Employment Agreement”). The Employment Agreement has a continuously rolling three-year term.

The Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the Employment Agreement) or by Mr. Zoley without good reason (as defined in the Employment Agreement), he will be entitled to receive a termination payment equal to 2 (two) times his annual base salary plus target bonus for the fiscal year in which his employment is terminated or, if greater, the target bonus for the fiscal year immediately prior to such termination. In addition, the Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the Employment Agreement provides that GEO will pay the residual cost of the lease.

Upon the termination of the Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to him under the terms of the Senior Management Performance Award Plan. The Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

The Employment Agreement for Mr. Zoley reflected an annual base salary of $1,000,000 for 2015 and provides that the annual base salary is subject to increases in the future as determined by the Compensation Committee in its sole discretion. Additionally, the Employment Agreement provides that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreements, as approved by the Compensation Committee. However, any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when, and to the extent, the Compensation Committee of the board of directors certifies that the performance goals have been met.

Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans and Donahue, and Ms. Schlarb. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent their earlier termination. We had a senior officer employment agreement with Mr. Bulfin through January 1, 2019. Mr. Bulfin retired on January 1, 2019. Due to Mr. Bulfin’s valuable expertise and experience with GEO’s legal activities, GEO entered into a consulting agreement with Mr. Bulfin. Please see page 32 for additional information regarding Mr. Bulfin’s consulting agreement.

The amounts of base salaries that were paid to each of these executives during fiscal years 2018, 2017 and 2016 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options and restricted stock will fully vest immediately, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals were actually met.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the employment agreements, annual base salaries for 2018 approved by the Compensation Committee for Messrs. Evans, Donahue and Bulfin and Ms. Schlarb were $602,711, $535,500, $524,358 and $443,500, respectively. Additionally, all outstanding unvested stock options and restricted stock granted to each of Messrs. Evans, Donahue and Bulfin and Ms. Schlarb fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the compensation committee.    Performance based awards will only vest upon the determination by the Compensation Committee that the established performance goals have been met.

Executive Retirement Agreement

We also have an executive retirement agreement with Mr. Zoley. The retirement agreement provides that upon the later of (i) the date he actually retires from employment with GEO, or (ii) his 55th birthday, GEO will make a lump sum payment to Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of December 31, 2018 pursuant to his executive retirement agreement had he retired at his current age as of that date.

The retirement agreement provides that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiary(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement includes non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Donahue, and Ms. Schlarb. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company. Mr. Bulfin was a participant under the Senior Officer Retirement Plan while employed with GEO. At the time of his retirement on January 1, 2019, Mr. Bulfin had completed in excess of ten (10) years of service. As a result, Mr. Bulfin will be entitled to receive a retirement payment of approximately $1.7 million under the terms of the Senior Officer Retirement Plan.

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2018.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
George C. Zoley		827,348	1,654,695	2,482,043	—	—	—	—	—	—	—
	4/24/2018	—	—	—	—	—	—	150,000	—	—	3,703,500
Brian R. Evans		226,017	452,033	1,017,075	—	—	—	—	—	—	—
	4/24/2018	—	—	—	—	—	—	45,000	—	—	1,111,050
J. David Donahue		187,425	374,850	843,413	—	—	—	—	—	—	—
	4/24/2018	—	—	—	—	—	—	37,500	—	—	925,875
John J. Bulfin		183,525	367,051	825,864	—	—	—	—	—	—	—
	4/24/2018	—	—	—	—	—	—	30,000	—	—	740,700
Ann M. Schlarb		155,225	310,450	698,313	—	—	—	—	—	—	—
	4/24/2018	—	—	—	—	—	—	30,000	—	—	740,700

(1)

These columns reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to year 2018. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2018, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)

The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on April 24, 2018 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

(3)	All of these awards were granted pursuant to our 2018 stock incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	375,000	7,387,500
Brian R. Evans	3,468	—	—	12.15	10/28/2019	108,750	2,142,375
	10,404	—	—	14.19	3/1/2021	—	—
J. David Donahue	—	—	—	—	—	96,000	1,891,200
	—	—	—	—	—	—	—
John J. Bulfin	—	—	—	—	—	75,000	1,477,500
Ann M. Schlarb	8,670	—	—	14.87	8/15/2022	45,000	886,500

(1)

All shares in this column consist of restricted stock awards. The awards granted on March 10, 2016 cliff vested on March 11, 2019 based on the achievement of certain performance criteria. The awards granted on March 1, 2017 and April 11, 2017 cliff vest on March 10, 2020 based on the achievement of certain performance metrics. The awards granted on April 24, 2018 cliff vest on March 10, 2021 based on the achievement of certain performance metrics.

(2)	Amounts in this column have been calculated using an assumed stock price of $19.70, the closing price of our common stock on December 31, 2018, the last business day of our fiscal year 2018.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	—	—	107,463	2,288,962
Brian R. Evans	—	—	17,911	381,504
J. David Donahue	—	—	4,125	90,468
John J. Bulfin	—	—	14,328	305,186
Ann M. Schlarb	—	—	15,265	325,699

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	n/a	8,267,011	—
Brian R. Evans	Senior Officer Retirement Plan	18	1,099,079	—
J. David Donahue	Senior Officer Retirement Plan	9	—	—
John J. Bulfin	Senior Officer Retirement Plan	18	1,713,845	—
Ann M. Schlarb	Senior Officer Retirement Plan	7	—	—

(1)

The benefit of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)

This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 4.50% and a rate of compensation increase of 4.4%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 31, 2018, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

Name	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
George C. Zoley	5,998,195	—	8,267,011
Brian R. Evans	1,314,861	—	1,099,079
J. David Donahue	1,222,782	—	—
John J. Bulfin	1,088,301	—	1,713,845
Ann M. Schlarb	1,002,740	—	—

(1)

Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2018, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)

In the event of a termination for any reason of any named executive officer on December 31, 2018, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2018.

(4)

Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)

The benefits of Messrs. Zoley, Evans and Bulfin and Ms. Schlarb under the retirement agreement, in the case of Mr. Zoley and the Senior Officer Retirement Plan, in the case of Messrs. Evans and Bulfin are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2018, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements. Mr. Bulfin retired effective as of January 1, 2019 and will receive payments totaling $1.7 million pursuant to the terms of the Senior Officer Retirement Plan.

PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2018. At December 31, 2018, we had approximately 22,000 employees located in the United States, Australia, South Africa and the United Kingdom. Approximately 88% of our total employees are located in the United States. Our diverse employee population varies significantly in experience, education and specialized training. Regardless of the employee’s role in the organization or their location, the process for determining salaries is the same. Local market competitive data is reviewed to set base pay rates. Individual salaries are then adjusted from these base pay rates to reflect the individual’s role and responsibilities as well as his or her experience, education and specialized training.

Pursuant to the de minimis exception, in identifying the median employee, we excluded 512 employees in South Africa and 87 employees in the United Kingdom which together represent approximately 3% of our workforce. We used the relevant average currency exchange rate to convert the compensation of our Australian employees to U.S. dollars. We did not make cost of living adjustments.

To identify the median employee from our employee population, we compared the amount of base salary, as reflected in our payroll records for 2018, excluding our CEO. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. We do not grant equity to a large percentage of our employee population, so using base salary, is considered to be representative. As a result, the total annual compensation for the year ended December 31, 2018 was $37,112 for our median employee and $6,913,465 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2018 was approximately 186 times.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (2)(4)	Option Awards (3)(4)	All Other Compensation ($)	Total ($)
Clarence E. Anthony(5)	165,000	97,200	—	—	262,200
Norman A. Carlson(6)	50,000	—	—	—	50,000
Anne N. Foreman	171,000	97,200	—	—	268,200
Richard H. Glanton	333,500	97,200	—	—	430,700
Scott M. Kernan(7)	43,500	114,300	—	—	157,800
Guido Van Hauwermeiren(8)	80,500	113,670	—	—	194,170
Christopher C. Wheeler	197,007	97,200	—	—	294,200
Julie Myers Wood	160,000	97,200	—	—	257,200

(1)

These amounts consist of: (i) an annual retainer fee which was paid at a rate of $75,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $2,000 to each member of the Audit and Finance Committee; (iv) a payment of $5,000 for each committee, other than the Audit and Finance Committee, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each board member; and (viii) a per diem of $5,000 for various board related activities such as continuing education and other activities related to company business. The lead independent director receives an additional annual retainer of $25,000.

(2)

This column reflects the aggregate grant date fair value with respect to stock awards during 2018 for each director who is not a named executive officer. Each of Messrs. Anthony, Glanton and Wheeler and Ms. Foreman and Ms. Wood received 4,500 shares of restricted stock on April 24, 2018. Mr. Van Hauwermeiren received 4,500 shares of restricted stock on August 13, 2018 and Mr. Kernan received 4,500 shares of restricted stock on September 18, 2018. The grant date fair value of the restricted stock award as calculated in accordance with FASB 718 was $21.60 per share, $25.26 per share and $25.40 per share, which were the closing prices of our common stock on the grant dates referred to above.

(3)	There were no stock options awarded to directors during 2018.

(4)

The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2018.

Name	Stock Awards	Option Awards
Clarence E. Anthony	—	—
Norman A. Carlson	—	—
Anne N. Foreman	20,250	—
Richard H. Glanton	20,250	—
Scott M. Kernan	4,500	—
Guido Van Hauwermeiren	4,500	—
Christopher C. Wheeler	20,250	1,734
Julie Myers Wood	20,250	—

(5)

Clarence E. Anthony resigned from the board of directors and all committee positions effective November 9, 2018. In recognition of Mr. Anthony’s dedicated service to the board of directors, the Compensation Committee approved the acceleration of his unvested restricted stock effective November 9, 2018.

(6)

Norman A. Carlson retired from the board of directors and all committee positions effective December 31, 2014. Mr. Carlson was appointed Director Emeritus effective January 1, 2015. As consideration for his service as Director Emeritus, Mr. Carlson will receive an annual retainer of $50,000 to be paid quarterly so long as he retains the title of Director Emeritus. Mr. Carlson’s stock option awards and restricted stock awards will continue to vest according to the terms of The GEO Group, Inc. 2014 Stock Incentive Plan so long as he retains the title of Director Emeritus.

(7)	Mr. Kernan was appointed to the board of directors on September 10, 2018.

(8)	Mr. Van Hauwermeiren was appointed to the board of directors on July 6, 2018.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.

Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.

The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”) as then modified or supplemented;

3.

The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.

Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year for filing with the Securities and Exchange Commission;

5.

The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Guido Van Hauwermeiren

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2018, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $575,252. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. In 2018, Larry Zoley, Director of Network Services & Integration, received compensation of $166,428. Mr. Zoley is the brother of George Zoley, our Chairman, CEO and Founder. Also in 2018, Chris Zoley, Director of Business Development, received compensation of $160,442. Mr. Zoley is the son of George Zoley, our Chairman, CEO and Founder. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Ms. Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2018, $180,000 was paid in the aggregate pursuant to the consulting agreement. The consulting agreement was extended through December 31, 2019. The current monthly retainer payment is $15,000 per month. Mr. Kernan’s wife, Kathryn Prizmich Kernan, works for the Company as a Vice President of Business Development and has been employed by the Company for eight (8) years. Ms. Kernan is not an executive officer of the Company. Ms. Kernan’s compensation in fiscal 2018 totaled $318,306 and she is eligible to receive benefits that are provided to all of the Company’s employees generally. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2018 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2018 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2018. None of our executive officers has served on the Compensation Committee or the board of directors of any company, one of whose executive officers served on our board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2018, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2019 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2019 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue, net income, net operating income, adjusted funds from operations, total shareholder return and return on capital employed, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4:

SHAREHOLDER PROPOSAL REGARDING AN ANNUAL HUMAN RIGHTS REPORT, IF PROPERLY PRESENTED BEFORE THE MEETING

USA West Province of the Society of Jesus (“USA West”), as the primary filer is the beneficial owner of no less than 153 shares of GEO common stock. The following entities are co-filers: (i) Mercy Investment Services, Inc. (“Mercy”), the beneficial owner of no less than 236 shares of GEO common stock, (ii) the Corporation of the Roman Catholic Clergymen (“Clergymen”), the beneficial owner of no less than 172 shares of GEO common stock, (iii) the Sisters of St. Francis of Philadelphia (“St. Francis Sisters”), the beneficial owner of no less than 135 shares of GEO common stock, (iv) the Dominican Sisters of Hope (“Dominican Sisters”), the beneficial owner of no less than 303 shares of GEO common stock, (v) the Congregation of St. Joseph (“CSJ”), the beneficial owner of no less than 345 shares of GEO common stock, (vi) the US Central and Southern Province, Society of Jesus (“USCSPSJ”), the beneficial owner of no less than 172 shares of GEO common stock, (vii) the USA Midwest Province of Society of Jesus (“USA Midwest”), the beneficial owner of no less than 225 shares of GEO common stock, (viii) Creighton University (“Creighton”), the beneficial owner of no less than 172 shares of GEO common stock, (ix) the Province of Saint Joseph of the Capuchin Order (“PSJCO”), the beneficial owner of no less than 559 shares of GEO common stock, (x) the Sisters of the Holy Names of Jesus and Mary (“SHNJM”), the beneficial owner of no less than 200 shares of GEO common stock, (xi) the Sisters of Providence, Mother Joseph Province (“SPMJP”), the beneficial owner of no less than 207 shares of GEO common stock, and (xii) the Portfolio Advisory Board for the Adrian Dominican Sisters, the beneficial owner of no less than 111 shares of GEO common stock, (“ADS”, and collectively with USA West, Mercy, Clergymen, St. Francis Sisters, Dominican Sisters, CSJ, USCSPSJ, USA Midwest, Creighton, PSJCO, SHNJM, SPMJP and the Fund (as defined below), the “Proponents”). Service Employees International Union Pension Plans Master Trust (the “Fund”), the beneficial owner of no less than 4,158 shares of GEO common stock, also submitted the same proposal for this proxy statement. The Proponents have submitted the shareholder proposal set forth below. We are not responsible for the content of the shareholder proposal and the Proponent’s supporting statement, which are set forth below as they were submitted to us.

RESOLVED: Shareholders request that GEO report annually on its website to investors, beginning in September 2019, on how it implements the portion of the Policy that addresses “Respect for Our Inmates and Detainees,” including:

1.	How GEO ensures that its employees are aware of, and know how to apply, the company’s commitment to inmate/detainee human rights;

2.	Metrics used to assess human rights performance, including any process for independent outside verification of such metrics; and

3.	How GEO remedies shortcomings in human rights performance.

SUPPORTING STATEMENT

HUMAN RIGHTS POLICY IMPLEMENTATION AND PERFORMANCE 2019 — THE GEO GROUP

WHEREAS, The GEO Group (“GEO”) represents itself as “the world’s leading provider of correctional, detention, and community reentry services” and promotes itself as having “always been committed to protecting human rights.” However, the company faces increasing scrutiny and expectations from investors and clients regarding its human rights performance.

The Department of Homeland Security’s Office of Inspector General in October 2018 reported “serious issues relating to safety, detainee rights, and medical care” at a GEO-owned and operated immigration detention center in Adelanto, California. Inspectors found nooses made from twisted bed sheets in 15 of 20 cells inspected, despite 1 suicide and 7 attempts at the facility last year. In addition, during their visit officials found that all 14 detainees in administrative segregation had been placed inappropriately.

A GEO owned and operated prison in Clayton, New Mexico, the site of a major riot in September 2017, resulted in the serious injury of an inmate. The New Mexico Secretary of Corrections confirms “major security breaches. It wasn’t safe” and GEO had less than half the required staffing the evening of the riot.

There are currently three lawsuits alleging forced labor/human trafficking at GEO immigrant detention centers in California, Colorado, and Washington.

Human Rights performance is critical to GEO’s reputation and long-term growth. In order to ensure that the company is adequately respecting human rights in its facilities and meeting the objectives outlined in the portion of its Global Human Rights Policy (the “Policy”) that addresses “Respect for Our Inmates and Detainees,” which lacks specificity, additional public disclosure regarding GEO’s implementation is necessary.

In particular, shareholders would benefit from information about how GEO ensures awareness of the company’s commitment to inmate/detainee human rights, assesses human rights performance, and remedies shortcomings in that performance. Disclosing this information will benefit human rights performance at GEO and mitigate human rights risks inherent within GEO’s business environment. Disclosure will also provide investors with important information to adequately assess human rights risks.

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

Our Board has carefully considered this shareholder proposal and does not believe that its adoption at this time is in the best interests of GEO and its shareholders. We believe the timing of the report requested of September 2019 is arbitrary and does not give us sufficient time to develop a meaningful report. Additionally, and more importantly, any report that we produce must give due consideration to the legal, contractual, and statutory obligations GEO has with respect to the confidentiality of information about those in its custody and care and we believe the shareholder proposal does not give due consideration to these obligations.

As we have previously indicated, we take seriously our commitment to protect the human rights of all persons in our custody and care. In 2013, our Board formalized that commitment when it adopted the GEO Global Human Rights Policy. In that policy, we acknowledged the unique nature of our operations as a private provider of detention, correction, residential treatment, and monitoring related services to governmental entities and the significant role that respect for human rights plays in those operations.

We believe that integration of the GEO Global Human Rights Policy into daily operations is as important to the Company as having the policy itself. Upon the adoption of our Global Human Rights Policy in 2013, we developed and rolled out a comprehensive training program to inform and educate all current employees of the Company’s commitment to respect human rights. All new GEO corrections officers and employees are required to participate in this training which includes educational videos and a human rights training module focused on educating the Company’s employees on the following: (i) defining GEO’s role with human rights; (ii) demonstrating how GEO ensures human rights compliance; (iii) identifying the human rights of GEO employees; (iv) identifying the human rights of inmates/detainees; and (v) describing GEO’s commitment to the community.

We employ personnel in positions of management, administrative and clerical, security, educational services, human services, health services and general maintenance at our various locations. The training our employees receive will vary based on the nature of their position. For example, under the laws applicable to most of our operations, and internal company policies, our correctional officers are required to complete a minimum amount of training. We generally require at least 40 hours of pre-service training before an employee is allowed to assume their duties plus an additional 120 hours of training during their first year of employment in our domestic facilities, consistent with American Correctional Association (“ACA”) standards and/or applicable state laws. The 120 hours of instruction covers such topics as legal issues, rights of inmates, techniques of communication and supervision, and interpersonal skills. In addition to the usual aggregate of 160 hours of training in the first year, most states require 40 or 80 hours of on-the-job training. Florida law, for example, requires that correctional officers receive 520 hours of training. Each of our employees who has contact with inmates receives a minimum of 40 hours of additional training each year, and each manager receives at least 24 hours of training each year. We believe that our training programs meet or exceed all applicable requirements.

We are focused on maintaining and enhancing the quality of operations at our facilities and we are proud that our company-wide policies and procedures as well as our operational performance at facilities within the standards and guidelines required by our government partners have led to accreditation for many of our facilities by ACA, The Joint Commission and the National Commission on Correctional Health Care. The accreditation process is complex and involves the evaluation of numerous factors and standards. For example, accreditation by the ACA of adult facilities includes the evaluation of the Company’s performance against numerous performance standards, the evaluation of documentation provided by the Company, interviews of employees and detainees under our care and an assessment of the ability of detainees to file grievances.

Ensuring the safety, security and well-being of those under our protection and care is a key focus for us which is reflected in our company-wide policies and procedures, our quality control plan specific to each facility, our monitoring and oversight activities at our facilities, our annual audits of facilities designed to evaluate our performance and compliance with our policies as well as those of our government partners, and the development of any necessary corrective action plans. Additionally, our government partners implement their contract requirements and detention standards that we must satisfy, perform monitoring and oversight activities at our facilities, including on-site monitors at certain of our facilities, and conduct audits of our performance and compliance with all applicable contract requirements and standards.

Our operations comply with the Prison Rape Elimination Act of 2003 (“PREA”), as well as client-specific policies and procedures relating to rape and sexual abuse. Our PREA coordinator is responsible for implementation of PREA monitoring systems and policies as well as developing, implementing and overseeing GEO’s compliance with the national PREA standards in all its required corrections, reentry, and youth services facilities. In addition, the GEO PREA coordinator provides guidance and resources in all matters related to PREA training, reporting, compliance, allegations, and investigations.

In addition to the monitoring and oversight activities described above, we train our employees regarding the availability of our employee hotline for reporting any suspected misconduct as well as whistleblower protection for anyone reporting misconduct in good faith. Any misconduct reported to the employee hotline will be investigated by the GEO Office of Professional Responsibility. If we conclude after an investigation that an employee engaged in misconduct, we will address such misconduct as appropriate, including by reprimanding or terminating the employee. If the misconduct involves the violation of law, we report such misconduct to the proper law enforcement authorities. Additionally, our government customers also provide hotlines that are available to detainees to report misconduct.

As our Global Human Rights Policy provides, we also have a “philosophy to support the ability of inmates and detainees to develop the values and skills needed to complete their terms, and upon release, become productive and law-abiding members of society.” To this end, we launched our Continuum of Care program that provides enhanced in-custody offender rehabilitation programming, including cognitive behavioral treatment, integrated with post-release support services. We have committed $10 million of annual funding of the Continuum of Care program. Additionally, we have published a Continuum of Care Report for each of 2017 and 2018 providing highlights, fact sheets, a description of the services provided, and a description of outcomes and success stories. We are proud of our Continuum of Care program and we believe the annual reports we have published provide our shareholders and stakeholders with meaningful information regarding our role in assisting those in our care to become productive and law-abiding members of society.

As we have stated, the implementation of our Global Human Rights Policy and our commitment to respect human rights is a process that requires ongoing assessment of our efforts and continuous improvement. We continue to be fully committed to that process and that commitment stems from the highest level of the organization. While we do not support this shareholder proposal for the reasons discussed above, we are in the planning stages and we are committed to publishing an annual public statement beginning in 2020 regarding the work we have done to date to operationalize our commitment to respect human rights, while giving due consideration to the legal and contractual obligations and limitations we have with respect to the confidentiality of information about those in our custody and care. Where appropriate and possible, we expect to offer information in this statement that will help stakeholders and shareholders better understand our progress in the human rights area. We also anticipate an ongoing review of our Global Human Rights Policy and associated training.

In the years following adoption of the Global Human Rights Policy, we have undertaken to engage interested stakeholders in learning about the operation of our prison and detention facilities, the work we do to ensure that we fulfill our commitment to respect human rights in the operation of those facilities, and the work we have been doing with respect to our Continuum of Care program. Where appropriate, we anticipate engaging relevant stakeholders in the process of implementing our planned annual public statement. We believe the actions we have already undertaken discussed above and our continued engagement with various stakeholders will continue to build upon our long-term strategy to promote human rights.

The Board believes the policies, training and programs implemented by the Company combined with the Company’s forthcoming planned annual public statement will strike the appropriate balance between the Company’s continuation of a long-term strategy to promote human rights in the real world environment the Company operates in and the shareholder’s proposed report that does not give due consideration to the legal and contractual obligations we have with respect to the confidentiality of information about those in our custody and care.

Conclusion

For these reasons, the Board recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted against the proposal unless instructed otherwise.

SHAREHOLDER PROPOSAL AND NOMINATIONS DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2019 is scheduled for May 7, 2019, any shareholder proposal to be considered at the 2020 annual meeting must be properly submitted to us not earlier than January 8, 2020 nor later than February 7, 2020. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2020 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November 29, 2019, in order to be included in our 2020 proxy statement.

ANNUAL SHAREHOLDER MEETING GUIDELINES

Place, Date and Time

The GEO Group’s Annual Shareholder Meeting (the “Meeting”) will be held virtually on May 7, 2019 at 10:00 a.m. (EDT). You can access the meeting at www.virtualshareholdermeeting.com/GEO2019. You will need to have your 16-digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Meeting.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 635-9270 or writing them at 480 Washington Boulevard, Jersey City, New Jersey 07310.

•

If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, General Counsel

and Corporate Secretary

March 28, 2019

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 4955 Technology Way, Boca Raton, Florida 33431.

THE GEO GROUP, INC. 4955 TECHNOLOGY WAY BOCA RATON, FLORIDA 33431 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/GEO2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E59032-P19452 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GEO GROUP, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote “FOR” number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Anne N. Foreman 05) Christopher C. Wheeler 02) Richard H. Glanton 06) Julie Myers Wood 03) Scott M. Kernan 07) George C. Zoley 04) Guido Van Hauwermeiren The Board of Directors recommends you vote “FOR” proposals 2 and 3: For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2019 fiscal year. ! ! ! 3. To hold an advisory vote to approve named executive officer compensation. ! ! ! The Board of Directors recommends you vote “AGAINST” proposal 4: For Against Abstain 4. To vote on a shareholder proposal regarding an annual Human Rights Report, if properly presented before the meeting. ! ! ! For address change/comments, mark here. ! (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E59033-P19452 THE GEO GROUP, INC. Annual Meeting of Shareholders May 7, 2019, 10:00 AM This Proxy is solicited by the Board of Directors The undersigned hereby appoints George C. Zoley and Joe Negron as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned at the close of business on February 26, 2019, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/GEO2019, at 10:00 A.M. (EDT), May 7, 2019 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote by Proxy at the virtual Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12:00 P.M. (EDT) on May 6, 2019. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side